Exhibit 99.7

EXECUTION COPY

DATED THIS 17TH DAY OF OCTOBER 2014

MAGNUM OPUS INTERNATIONAL HOLDINGS LIMITED
as Chargor

and

CORDLIFE GROUP LIMITED
as Lender

ACCOUNTS CHARGE

WONGPARTNERSHIP LLP
12 Marina Boulevard Level 28
Marina Bay Financial Centre Tower 3
Singapore 018982
Tel: +65 6416 8000
Fax: +65 6532 5711 /+65 6532 5722
Email: contactus@wongpartnership.com
Website: http://www.wongpartnership.com

THIS DEED is made on 17 October 2014

BETWEEN:

(1)                                 MAGNUM OPUS INTERNATIONAL HOLDINGS LIMITED (Company Number 1828428) a business company incorporated in the British Virgin Islands with its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110, as chargor (the “Chargor”); and

(2)                                 CORDLIFE GROUP LIMITED, as lender (the “Lender”).

WHEREAS:

(A)                               The Chargor is entering into this Deed in connection with the Finance Documents.

(B)                               The Board of Directors of the Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the Chargor and its business.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               Definition

In this Deed, unless a contrary indication appears and except where defined below, terms used in the Facility Agreement have the same meaning and construction and, in addition:

“Accounts” means the Revenue Account.

“Account Bank” means Malayan Banking Berhad.

“Acts” means the Companies Act and the Property Act.

“BVI Act” means the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands.

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Charges or any part of those assets.

“Charges” means all or any of the Security created or expressed to be created by or pursuant to this Deed.

“Companies Act” means the Companies Act, Chapter 50 of Singapore.

“Currency of Account” means the currency in which the relevant indebtedness is denominated or, if different, is payable.

“Delegate” means a delegate or sub-delegate appointed under Clause 9.2 (Delegation).

“Facility Agreement” means the US$46,500,000 facility agreement dated 25 August 2014 between (i) the Chargor, as borrower and (ii) the Lender, as lender, and includes any supplementals, amendments and modifications from time to time entered into.

“Party” means a party to this Deed and includes its successors in title, permitted assigns and permitted transferees.

“Property Act” means the Conveyancing and Law of Property Act, Chapter 61 of Singapore.

“Receiver” means a receiver and manager, or other receiver appointed in respect of the Charged Assets.

“Register of Charges” means the register of charges of the Chargor maintained by the Chargor in accordance with Section 162 of the BVI Act.

“Registrar of Corporate Affairs” means the Registrar of Corporate Affairs of the British Virgin Islands appointed under Section 229 of the BVI Act.

“Winding-up” means one of the events or circumstances mentioned in paragraph (a) or (b) of Clause 21.7 (Insolvency proceedings) of the Facility Agreement or any analogous procedure or step in any jurisdiction.

1.2                               Construction

The provisions in Clause 1.2 (Construction) of the Facility Agreement apply to this Deed with all necessary changes.

1.3                               Third Party Rights

(a)                                 Save for any Receiver, any Delegate or any attorney or nominee of the Lender or any Receiver and any person appointed by any of them under this Deed and unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce or to enjoy the benefit of any term of this Deed.

(b)                                 Notwithstanding any term of this Deed, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Deed.

2.                                      UNDERTAKING TO PAY

The Chargor shall pay the Liabilities when due in accordance with the terms of the Finance Documents or, if the Finance Documents do not specify a time for payment, immediately on demand by the Lender.

3.                                      ACCOUNTS CHARGE

3.1                               Charge and assignment

The Chargor, as absolute, legal and beneficial owner and as a continuing security for the payment of Liabilities, charges and agrees to charge in favour of the Lender by way of first fixed charge and assigns and agrees to assign absolutely to the Lender, free from all liens, charges and other encumbrances, the Accounts, all its present and future right, title and interest in or to the Accounts and all amounts (including interest) standing to the credit of the Accounts.

3.2                               Notices of assignment and charge

The Chargor shall on the date of this Deed, give notice of the charge and assignment in Clause 3.1 (Charge and assignment) of the Accounts to the Account Bank substantially in the form set out in Schedule 2 (Form of Notice of Charge and Assignment of Account) with such changes (if any) as the Lender may require and shall ensure that the Account Bank promptly signs and returns the form of acknowledgement requested under that notice.

4.                                      RESTRICTIONS AND FURTHER ASSURANCE

4.1                               Security

The Chargor shall not create or permit to subsist any Security over any Charged Assets, nor do anything else prohibited by Clause 19.11 (Negative pledge) of the Facility Agreement, except for the Charges or as permitted by that clause.

4.2                               Disposal

The Chargor shall not (nor shall it agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, license, sub-license, transfer or otherwise dispose of any Charged Assets except as permitted by Clause 19.12 (Disposals) of the Facility Agreement.

4.3                               Further assurance

The Chargor shall promptly do whatever the Lender reasonably requires:

(a)                                 to perfect or protect the Charges or the priority of the Charges or for the purpose of giving full effect to this Deed or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender in this Deed; or

(b)                                 to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Lender or any Receiver,

including depositing, with the Lender, all title deeds, agreements, leases and documents relating to any of the Charged Assets, executing any transfer, conveyance, charge, assignment or assurance of the Charged Assets (whether to the Lender or its nominees or otherwise), making any registration and giving any notice, order or direction.

4.4                               Withdrawals

No amounts standing to the credit of the Accounts shall be withdrawn by the Chargor except in accordance with Clauses 19.22 (Revenue Account) of the Facility Agreement.

4.5                               Documents

The Chargor shall promptly execute and/or deliver to the Lender such documents relating to the Accounts as the Lender requires.

5.                                     GENERAL UNDERTAKINGS

5.1                              No other prejudicial conduct

The Chargor shall not do, or permit to be done, anything which could prejudice the Charges.

5.2                               Accounts

The Chargor shall at all times observe and perform its obligations under Clause 19.22 (Revenue Account) of the Facility Agreement.

5.3                              BVI registration requirements

The Chargor shall, immediately after execution of this Deed:

(a)                                 create and maintain a Register of Charges, to the extent this has not already been done in accordance with Section 162 of the BVI Act;

(b)                                 enter particulars as required by the BVI Act of the security interests created pursuant to this Deed in the Register of Charges and immediately after entry of such particulars has been made, provide the Lender with a certified true copy of the updated Register of Charges; and

(c)                                  effect registration, or assist the Lender in effecting registration, of the security interest created pursuant to this Deed with the Registrar of Corporate Affairs pursuant to Section 163 of the BVI Act by making the required filing, or assisting the Lender in making the required filing, in the approved form with the Registrar of Corporate Affairs and, if requested by the Lender, provide confirmation in writing to the Lender that such filing has been made.

6.                                     REPRESENTATIONS AND WARRANTIES

The Chargor makes the representations and warranties set out in this Clause 6 to the Lender on the date of this Deed.

6.1                              Facility Agreement

The Chargor makes the representations and warranties set out in Clause 16 (Representations) of the Facility Agreement to the Lender on the date of this Deed.

6.2                              No existing Security

Except as provided in this Deed, no Security exists on or over the Charged Assets.

6.3                               Beneficial Ownership

Except as provided in this Deed, the Chargor has not assigned, transferred or otherwise disposed of the Charged Assets (or its right, title and interest to or in the Charged Assets), either in whole or in part, nor agreed to do so, and will not at any time do so or agree to do so. The Chargor is and will at all times be the sole, absolute, legal and beneficial owner of the Charged Assets.

6.4                               Repetition

Each of the representations and warranties in this Clause 6 are deemed to be made by the Chargor by reference to the facts and circumstances then existing at all times during the continuance of this Deed.

7.                                      ENFORCEMENT

7.1                               Enforceability of Security

As between the Chargor and the Lender, the Charges shall be enforceable, and the powers conferred by Section 24 of the Property Act as varied and extended by this Deed shall be exercisable at any time while an Event of Default is continuing.

7.2                               Power of sale

Subject to Clause 7.1 (Enforceability of Security), the statutory power of sale, of appointing a Receiver and the other statutory powers conferred on mortgagees by Section 24 of the Property Act as varied and extended by this Deed shall arise on the date of this Deed and may be exercised by the Lender free from the restrictions imposed by Section 25 of the Property Act.

7.3                               Consolidation

Section 21 of the Property Act shall not apply to the security created by this Deed.

7.4                               Wide construction of enforcement powers

The powers of the Lender, any Receiver and any Delegate under this Deed shall be construed in the widest possible sense and all Parties intend that the Lender, any Receiver and any Delegate shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

8.                                      APPOINTMENT AND RIGHTS OF RECEIVERS

8.1                               Appointment of receivers

If:

(a)                                 requested by the Chargor;

(b)                                 any corporate action, legal proceedings or other procedure or step is taken in relation to the administration of the Chargor; or

(c)                                  any Event of Default is continuing (whether or not the Lender has taken possession of the Charged Assets),

without any notice or further notice, the Lender may, by deed, or otherwise in writing signed by any officer or manager of the Lender or any person authorised for this purpose by the Lender, appoint one or more persons to be a Receiver. Subject to the provisions of the Companies Act, the Lender may similarly remove (so far as it is lawfully able) any Receiver and appoint any person instead of any Receiver. If the Lender appoints more than one person as Receiver, the Lender may give those persons power to act either jointly or severally. Any

Receiver referred to in this Clause 8 may enjoy the benefit or enforce the terms of this Clause 8 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

8.2                               Scope of appointment

Any Receiver may be appointed Receiver of all of the Charged Assets or Receiver of a part of the Charged Assets specified in the appointment. In the latter case, the rights conferred on a Receiver as set out in Schedule 1 (Rights of Receivers) shall have effect as though every reference in that Schedule to any Charged Assets were a reference to the part of those assets so specified or any part of those assets.

8.3                               Rights of Receivers

Any Receiver appointed pursuant to this Clause 8 shall have the rights, powers, privileges and immunities conferred by the Acts on (a) mortgagees, (b) mortgagees in possession and (c) administrative or other receivers duly appointed under the Acts, and subject to Clause 8.2 (Scope of appointment), shall also have the rights set out in Schedule 1 (Rights of Receivers). Any Receiver referred to in this Clause 8 may enjoy the benefit or enforce the terms of this Clause 8 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

8.4                               Agent of Chargor

Any Receiver shall be the agent of the Chargor for all purposes. The Chargor alone shall be responsible for the Receiver’s contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by the Receiver.

8.5                               Remuneration

The Lender may determine the remuneration of any Receiver (without being limited to the maximum rate specified in Section 29(6) of the Property Act) and direct payment of that remuneration out of moneys he receives as Receiver. The Chargor alone shall be liable for the remuneration and all other costs, losses, liabilities and expenses of the Receiver.

9.                                      LENDER’S RIGHTS

9.1                               Rights of Lender

Any rights conferred by any Finance Document upon a Receiver may be exercised by the Lender after the Charges become enforceable, whether or not the Lender shall have taken possession or appointed a Receiver of the Charged Assets.

9.2                               Delegation

The Lender may at any time and from time to time delegate in any manner to any person or persons or fluctuating body of persons, all or any rights exercisable by the Lender under any Finance Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Lender thinks fit. Any third party referred to in this Clause 9.2 may enjoy the benefit or enforce the terms of this Clause 9.2 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

9.3                               No liability

The Lender shall not be liable or responsible to the Chargor or any other person for any costs, charges, losses, damages, liabilities or expenses arising from any act, default, omission or misconduct of any Delegate.

10.                               ORDER OF DISTRIBUTIONS

10.1                        Application of proceeds

Unless otherwise expressly provided to the contrary in this Deed, all amounts received or recovered by the Lender or any Receiver or Delegate in exercise of their rights under this Deed shall, subject to the rights of any creditors having priority, be applied in the order provided in Clause 10.2 (Order of distributions).

10.2                        Order of distributions

The order referred to in Clause 10.1 (Application of proceeds) is:

(a)                                 in or towards the payment of all costs, losses, liabilities and expenses of and incidental to the appointment of any Receiver or Delegate and the exercise of any of his rights, including his remuneration and all outgoings paid by him;

(b)                                 in or towards the payment of the Liabilities in accordance with Clause 25.4 (Partial Payments) of the Facility Agreement; and

(c)                                  in payment of any surplus to the Chargor or other person entitled to it.

10.3                        No limitation

Clause 10.1 (Application of proceeds) does not in any way limit the rights of the Lender under Clause 14.5 (Appropriations).

11.                               LIABILITY OF LENDER AND DELEGATES

11.1                        Possession

If the Lender, any Receiver or any Delegate takes possession of the Charged Assets, it or he may at any time relinquish possession. Without prejudice to Clause 11.2 (Lender’s liability), the Lender shall not be liable as a mortgagee in possession by reason of holding any of the present or future assets of the Chargor.

11.2                        Lender’s liability

Neither the Lender nor any Receiver or Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Lender, any Receiver, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with the Finance Documents except to the extent caused by its or his own gross negligence or wilful misconduct. Any Receiver or Delegate referred to in this Clause 11 may enjoy the benefit or enforce the terms of this Clause 11 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore

12.                               POWER OF ATTORNEY

12.1                        Appointment

The Chargor by way of security irrevocably appoints the Lender, every Receiver and every Delegate severally its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)                                 to do anything which the Chargor is obliged to do (but has not done) under any Finance Document to which it is party (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets and depose to or swear all declarations and/or oaths which may be necessary in any relevant country to effect, perfect, record or register any of the Charges); and

(b)                                 to exercise any of the rights conferred on the Lender, any Receiver or any Delegate in relation to the Charged Assets or under any Finance Document, either of the Acts or general law.

12.2                        Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 12.1 (Appointment). Any third party referred to in this Clause 12 may enjoy the benefit or enforce the terms of this Clause 12 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

13.                               PROTECTION OF THIRD PARTIES

13.1                        No duty to enquire

No person dealing with the Lender, any Receiver or any Delegate shall be concerned to enquire:

(a)                                 whether the rights conferred by or pursuant to any Finance Document are exercisable;

(b)                                 whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)                                  otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d)                                 as to the application of any money borrowed or raised.

13.2                        Protection to purchasers

Upon any sale or disposal of the Charged Assets or any part thereof which the Lender, any Receiver or any Delegate shall make or purport to make under the provisions of this Deed, a statement in writing from the Lender, any Receiver or any Delegate that the security created by this Deed has become enforceable and that the power of sale has become exercisable shall be conclusive evidence of the fact in favour of any purchaser or other person to whom any of the Charged Assets may be transferred and such purchaser or other person will take the same free of any rights of the Chargor. The Chargor undertakes to indemnify the Lender, each Receiver and each Delegate against any claim which may be made against the Lender, that Receiver or that Delegate by such purchaser or any other person by reason of any defect in its title to the Charged Assets. Any Receiver or Delegate referred to in this Clause 13 may enjoy the benefit or enforce the terms of this Clause 13 in accordance with the provisions of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.

14.                               SAVING PROVISIONS

14.1                        Continuing Security

Subject to Clause 15 (Discharge of Security), the Charges are continuing Security and will extend to the ultimate balance of the Liabilities, regardless of any intermediate payment or discharge in whole or in part.

14.2                        Reinstatement

If any payment by the Chargor or any discharge given by the Lender (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)                                 the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)                                 the Lender shall be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

14.3                        Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Transaction Document of any of the Charges (without limitation and whether or not known to it or the Lender) including:

(a)                                 any time, indulgence, waiver or consent granted to, or composition with, the Chargor, or any other person;

(b)                                 the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Chargor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Chargor or any other person;

(e)                                  any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Transaction Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Transaction Document or other document or security;

(f)                                   any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or Security;

(g)                                  any insolvency or similar proceedings;

(h)                                 any Transaction Document or any other document not being executed by or binding against any other person; or

(i)                                     any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any other person under any Transaction Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

14.4                        Immediate recourse

The Chargor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

14.5                        Appropriations

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated, the Lender (or any trustee or agent on its behalf) may:

(a)                                 refrain from applying or enforcing any other moneys, Security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)                                 hold in a non-interest bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

14.6                        Deferral of Chargor’s rights

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated and unless the Lender otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Deed:

(a)                                 to be indemnified by any other person;

(b)                                 to claim any contribution from any other person;

(c)                                  to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)                                 to bring legal or other proceedings for an order requiring any other person to make any payment, or perform any obligation, in respect of which the Chargor had given an guarantee, undertaking or indemnity;

(e)                                  to exercise any right of set-off against any other person; and/or

(f)                                   to claim or prove as a creditor of any other person in competition with the Lender.

If the Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Chargor under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 10 (Order of distributions).

14.7                        Additional Security

The Charges are in addition to and are not in any way prejudiced by any other Finance Document, guarantees or Security now or subsequently held by the Lender.

15.                               DISCHARGE OF SECURITY

15.1                        Final redemption

Subject to Clause 15.2 (Retention of Security), if the Lender is satisfied that all the Liabilities have been irrevocably paid in full and that all facilities which might give rise to Liabilities have terminated, the Lender shall at the request and cost of the Chargor release, reassign or discharge (as appropriate) the Charged Assets from the Charges.

15.2                        Retention of Security

If the Lender considers that any amount paid or credited to the Lender under any Finance Document is capable of being avoided or otherwise set aside, that amount shall not be considered to have been paid for the purposes of determining whether all the Liabilities have been irrevocably paid.

16.                               EXPENSES

16.1                        Enforcement costs

The Chargor shall, on demand, pay to the Lender the amount of all costs, losses, liabilities and expenses (including legal fees) incurred by the Lender, any Receiver or any Delegate in relation to any Finance Document (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with this Deed, or any consideration by the Lender as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release of any Finance Document and/or any other document referred to in this Deed).

16.2                        Stamp taxes

Clause 11.5 (Stamp taxes) of the Facility Agreement (with any necessary consequential amendments) shall apply also to any amount payable under any Finance Document to any Delegate.

16.3                        Goods and Services tax

Clause 11.6 (Goods and Services tax) of the Facility Agreement (with any necessary consequential amendments) shall apply also to any amount payable under any Finance Document to any Receiver or Delegate.

17.                               PAYMENTS

17.1                        Demands

Any demand for payment made by the Lender shall be valid and effective even if it contains no statement of the relevant Liabilities or an inaccurate or incomplete statement of them.

17.2                        Payments

All payments by the Chargor under this Deed (including damages for its breach) shall be made in the Currency of Account and to such account, with such financial institution and in such other manner as the Lender may direct.

17.3                        Continuation of accounts

At any time after:

(a)                                 the receipt by the Lender of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets of the Chargor; or

(b)                                 any step is taken in relation to the Winding-up of the Chargor,

the Lender may open a new account in the name of the Chargor with the Lender (whether or not it permits any existing account to continue). If the Lender does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Finance Document to which the Chargor is party.

18.                               INDEMNITIES

18.1                        Currency indemnity

(a)                                 If any sum due from the Chargor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against the Chargor; or

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Chargor shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 The Chargor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

18.2                        Other Indemnities

(a)                                 The Lender shall be indemnified (to the fullest extent permitted by applicable law) by the Chargor from and against all actions, losses, claims, proceedings, costs, demands and liabilities which may be suffered by the Lender by reason of any failure of the Chargor to perform any of its obligations under this Deed or in the execution or purported execution of any of the rights, powers, remedies, authorities or discretions vested in the Lender under or pursuant to this Deed.

(b)                                 If the Lender sees fit to implement its rights hereunder or if the Lender makes any payment under or in connection with any of Charged Asset all moneys so expended by the Lender for the purposes aforesaid shall within three (3) Business Days of demand be repaid by the Chargor to the Lender together with interest thereon calculated day by day for the period beginning from the date such moneys were expended until full payment (whether before or after judgment) at the rate set out in Clause 8.3 (Default Interest) of the Facility Agreement, and until payment shall be a charge on the Charged Assets. Any interest payable under this paragraph (b) which is not paid when due shall be added to the overdue sum and itself bear interest accordingly in accordance with Clause 8.3 (Default Interest) of the Facility Agreement.

18.3                        Indemnities separate

Each indemnity in each Finance Document shall:

(a)                                 constitute a separate and independent obligation from the other obligations in that or any other Finance Document;

(b)                                 give rise to a separate and independent cause of action;

(c)                                  apply irrespective of any indulgence granted by the Lender;

(d)                                 continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Liability or any other judgment or order; and

(e)                                  apply whether or not any claim under it relates to any matter disclosed by the Chargor or otherwise known to the Lender.

19.                               RIGHTS, WAIVERS AND DETERMINATIONS

19.1                        Ambiguity

The powers and protections conferred by this Deed in relation to the Charged Assets or any part thereof on the Lender shall be in addition to and not in substitution for the powers and protections conferred on mortgagees or chargees under the Property Act, which shall apply to the Charges except insofar as they are expressly or impliedly excluded. Where there is any ambiguity or conflict between the rights conferred by law or contained in the Property Act and those conferred by or pursuant to any Finance Document, the terms of that Finance Document shall prevail.

19.2                        Exercise of rights

No failure to exercise, nor any delay in exercising, on the part of the Lender, Receiver or Delegate, any right or remedy under any Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

19.3                        Amendments and waivers

Any term of this Deed may be amended or waived only with the consent of the Lender and the Chargor and any such amendment or waiver will be binding on both Parties.

19.4                        Certificates and Determinations

Any certification or determination by the Lender or any Receiver or Delegate under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.                               PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

21.                               SEPARATE AND INDEPENDENT OBLIGATIONS

The Security created by the Chargor by or in connection with any Finance Document is separate from and independent of the Security created or intended to be created by any other person by or in connection with any Finance Document.

22.                               BENEFIT OF SECURITY

22.1                        Benefit and Burden

This Deed shall be binding upon and enure to the benefit of the Parties, their assignees and their successors. Any reference in this Deed to any party shall be construed accordingly.

22.2                        The Chargor

The Chargor shall not assign and/or transfer any rights or obligations under this Deed.

22.3                        The Lender

The Lender may assign all or part of its rights under this Deed or transfer all or part of its obligations under this Deed without the consent of the Chargor. The Chargor agrees to execute all documents and take all action that may be required by the Lender in respect of any assignment or transfer, or proposed assignment or transfer. Any such assignee or transferee shall be and be treated as a party for all purposes of this Deed and shall be entitled to the full benefit of this Deed to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

23.                               COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

24.                               SET-OFF

The Lender may set off any obligation due from the Chargor under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation owed by the Lender to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

25.                               NOTICES

Communications under this Deed shall be made in accordance with Clause 27 (Notices) of the Facility Agreement.

26.                               GOVERNING LAW

This Deed shall be governed by and construed in accordance with, the laws of Singapore.

27.                               ENFORCEMENT

27.1                        Jurisdiction of Singapore courts

The courts of Singapore have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”).

27.2                        Venue

The Parties agree that the courts of Singapore are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

27.3                        Other competent jurisdiction

This Clause 27 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

This Deed has been delivered on the date stated at the beginning of this Deed.

SCHEDULE 1

RIGHTS OF RECEIVERS

Any Receiver appointed pursuant to Clause 8 (Appointment and Rights of Receivers) shall have the right, either in his own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Receiver thinks fit, and either alone or jointly with any other person to:

(a)                                 Take possession

to take possession of, get in and collect the Charged Assets, and to require payment to him or to the Lender of any credit balance on any Account;

(b)                                 Deal with Charged Assets

without restriction imposed by Section 25 of the Property Act or the need to observe any of the restrictions or other provisions of Section 23 or 25 of the Property Act, to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)                                  Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

(d)                                 Rights of ownership

to manage and use the Charged Assets and to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Receiver would be capable of exercising or doing if he were the absolute beneficial owner of the Charged Assets;

(e)                                  Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor relating to the Charged Assets;

(f)                                   Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets or any business of the Chargor;

(g)                                  Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(h)                                 Companies Act

to exercise all powers set out in the Companies Act as now in force (whether or not in force at the date of exercise) and any powers added thereto after the date of this Deed for the realisation of the Charged Assets; and

(i)                                     Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Receiver under or by virtue of the Finance Documents or any laws or regulations.

SCHEDULE 2

FORM OF NOTICE OF CHARGE AND ASSIGNMENT OF ACCOUNT

To: [Account Bank]

[Date]

Address:

Cordlife Group Limited (the “Lender”) and Magnum Opus International Holdings Limited (the “Chargor”) give notice that, by a charge contained in an accounts charge (the “Accounts Charge”) dated [•] 2014 between the Chargor and the Lender, the Chargor has charged in favour of the Lender by way of first fixed charge and assigned to the Lender all its present and future right, title and interest in and to the accounts with you listed below, the “Specified Bank Accounts”) including all moneys which may at any time be standing to the credit of any Specified Bank Account.

Name of Account	Account Number
[•]	[•]
[•]	[•]
[•]	[•]

Accordingly, until you receive instructions from the Lender to the contrary:

(a)                                 all rights, powers and discretions of the Chargor in relation to any Specified Bank Account shall be exercisable solely by the Lender;

(b)                                 no moneys may be released from any Specified Bank Account without the prior written consent of the Lender; and

(c)                                  you should apply any amount standing to the credit of any Specified Bank Account as directed from time to time by the Lender,

You agree:

(d)                                 to disclose to the Lender such information relating to any Specified Bank Account as the Lender may from time to time request; and

(e)                                  not to claim or exercise any security interest in, set-off, counterclaim or other rights in respect of any Specified Bank Account.

This authority and instruction is irrevocable without the prior written consent of the Lender.

Please acknowledge receipt of this Notice of Charge, and confirm that you will pay all moneys as directed by or pursuant to this Notice of Charge and will comply with the other provisions of this Notice of Charge, by signing the acknowledgement on the attached copy of this Notice of Charge and returning that copy to the Lender at [•], marked for the attention of [•].

This Notice of Charge may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Notice of Charge.

For and on behalf of	For and on behalf of
Cordlife Group Limited	Magnum Opus International
as Lender	Holdings Limited
as Chargor

[On duplicate]

We acknowledge receipt of the Notice of Charge of which this is a copy and agree to comply with its terms. We confirm that we have not received any other notice of charge or assignment or notice that any other person claims any rights in respect of any Specified Bank Account.

For and on behalf of
[Account Bank]
Date: [•]

IN WITNESS WHEREOF the parties hereto have executed this Charge over Accounts as a deed on the date stated at the beginning.

The Chargor
THE COMMON	)
SEAL of MAGNUM OPUS INTERNATIONAL	)
HOLDINGS LIMITED was hereunto affixed by:	)	/s/ Kam Yuen
)
	)	Duly Authorised Signatory
)
	)	Name: Kam Yuen
)
	)	Title: Director

The Lender

The COMMON SEAL of	)
CORDLIFE GROUP LIMITED	)
was hereunto affixed in the presence of:	)

/s/ Jeremy Yee	Jeremy Yee
Director	CEO

/s/ Dr Ho Choon Hou	Dr Ho Choon Hou
Director

Address:	1 Yishun Industrial Street 1,
A’posh Bizhub, #06-01/09,
Singapore 768160
Fax No:	+65 6238 1108
Attention:	Mr Jeremy Yee